Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2013, relating to the consolidated financial statements and financial statement schedule of Meru Networks, Inc., which appears in the Annual Report on Form 10-K of Meru Networks, Inc. for the year ended December 31, 2012.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
March 20, 2013